Exhibit 3.38

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LIMITED LIABILITY COMPANY AGREEMENT
OF
SITHE/INDEPENDENCE LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Sithe/Independence LLC, a Delaware limited liability company (the "Company"), shall be effective as of August 13, 2002.

WHEREAS, Sithe/Independence, Inc., a Delaware corporation (the "Corporation"), was formed on February 21, 1990 under the name Lake View, Inc.; and

WHEREAS, pursuant to the filing with the Office of the Secretary of State of the State of Delaware of a Certificate of Conversion by the Corporation on August 13, 2002 and a Certificate of Formation by the Member (as defined below) on August 13, 2002, the Corporation was converted to the Company effective as of such date pursuant to § 18-214 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time (the "Act"), and § 266 of the Delaware General Corporation Law, 8 Del. C. § 101, et seq.

NOW, THEREFORE, the Member does hereby certify and agree as follows:

1. Formation. The Member has formed the Company as a single member limited liability company pursuant to and in accordance with the Act. The rights and obligations of the Member and the administration and termination of the Company shall be governed by this Agreement and the Act. In the event of any inconsistency between any terms and conditions of this Agreement and any non-compulsory provision of the Act, the terms and conditions of this Agreement shall govern.

2. Name. The name of the Company is "Sithe/Independence LLC". The Member may designate such other name for the Company as it may determine from time to time in accordance with the Act and applicable law.

3. Member. The sole member of the Company is Sithe Energies U.S.A., Inc., a Delaware corporation (the "Member").

4. Registered Office and Agent. The registered office and registered agent of the Company in the State of Delaware shall initially be the office and agent so designated in the Company's Certificate of Formation filed on August 13, 2002 and thereafter as the Member may designate from time to time. The Company may have such other offices as the Member may designate from time to time. The mailing address of the Company shall be: Sithe/Independence LLC, c/o Sithe Energies, Inc., 335 Madison Avenue, 28th Floor, New York, New York, 10017.

5. Purpose. The purpose of the Company is to engage in any and all lawful business or activities in which a limited liability company may be engaged under the Act and the law of any jurisdiction in which the Company engages in its business.

6. Management. Except as provided in Section 7 below, all decisions relating to the business, affairs and properties of the Company shall be made by the Member.

7. Officers. The Member may delegate its authority to act on behalf of the Company and to manage the business affairs of the Company to one or more officers of the Company appointed by the Member. The Member may from time to time create officers of the Company, designate the powers that may be exercised by such office, and authorize and empower any person as an officer of the Company (each an "Officer") as the Member may deem necessary or advisable to manage the day-to-day business affairs of the Company. To the extent delegated by the Member, the Officers shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company. No such delegation shall cause the Member to cease to be a member of the Company. Except as otherwise expressly provided in this Agreement or required by any non-waivable provisions of the Act or other applicable law, no person other than the Member and the Officers designated by the Member pursuant to this Section 7 shall have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company. The Member has appointed the individuals listed on Schedule 1, which is attached to and made a part of this Agreement, to act for and on behalf of the Company as Officers of the Company in the capacities set forth opposite their names.

8. Capital Contributions. The Member may make capital contributions to the Company from time to time, but shall not be required by this Agreement to make any capital contributions.

9. Allocations; Distributions. Each item of income, gain, loss, deduction and credit of the Company shall be allocated 100 percent to the Member. Each distribution of cash or other property by the Company shall be made 100 percent to the Member. Distributions shall be made to the Member at the times and in the amounts as determined by the Member.

10. Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, and wherever located, shall be deemed to be owned by the Company as an entity, and the Member shall have no individual ownership of such property. The Company may hold its property in its own name or in the name of a nominee, which may be the Member or an affiliate thereof, or any trustee or agent designated by the Member.

11. Limited Liability. The Member shall have no liability for the debts, obligations or liabilities (whether arising in contract, tort or otherwise) of the Company unless such debts, obligations or liabilities are expressly assumed by the Member in writing.

12. Indemnification. The Company shall indemnify and hold harmless the Member and any shareholder, member, director, officer (including the Officers), employee or agent of the Member or the Company (each an "Indemnified Person"), to the fullest extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities (joint and several), expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative) in which an Indemnified

Person may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act on behalf of the Company concerning the activities of the Company, but only to the extent (i) the Indemnified Person acted in good faith and (ii) the Indemnified Person's conduct did not constitute willful misconduct or gross negligence. The termination of an action, suit or proceeding by judgment, order, settlement or upon a plea of nolo contedere or its equivalent shall not, by itself, create a presumption or otherwise constitute evidence that the Indemnified Person acted in a manner contrary to that specified in clauses (i) or (ii) above. Expenses incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding under this Section 12 may, by action of the Member, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written commitment by or on behalf of the Indemnified Person to repay such amount if it shall be determined that such Indemnified Person is not entitled to be indemnified pursuant to this Section 12. Any indemnification provided pursuant to this Section 12 shall be satisfied solely out of the assets of the Company, as an expense of the Company, and the Member shall not be subject to personal liability by reason of such indemnification provision. The provisions of this paragraph are for the benefit of the Indemnified Persons and shall not be deemed to create any rights for the benefit of any other person or entity.

13. Dissolution. The Company shall dissolve and its business and affairs shall be wound up upon the written consent of the Member or the entry of a decree of judicial dissolution under § 18-802 of the Act. Upon the dissolution of the Company, the affairs of the Company shall be liquidated. The assets of the Company shall be used first to pay or provide for the payment of all of the debts and obligations of the Company, with the balance being distributed to the Member.

14. Assignment. The Member may, at any time and from time to time, assign in whole or part its limited liability company interest in the Company.

15. Admission of Additional Members; Resignation. The Member may, at any time and from time to time, admit additional members to the Company in its sole discretion. The Member does not have the right or power to resign or withdraw from the Company as a member unless an additional member or members have been properly admitted in accordance with this Section 15.

16. Amendment. This Agreement may be amended or modified from time to time only by a written instrument duly executed by the Member.

17. No Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

19. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby, and that provision shall be enforced to the fullest extent permitted by law.

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